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                               POWER OF ATTORNEY

  The undersigned certifies that he is a Director of Alco Capital Resource, Inc. ("Alco Capital").

  The undersigned hereby appoints each of O. Gordon Brewer, Jr., Kathleen M. Burns, Michael J. Dillon and Robert M. Kearns as his attorneys-in-fact, each with the power of substitution, to execute on his behalf the foregoing report under the Securities Act of 1934 and all amendments for filing with the Securities and Exchange Commission ("SEC"), and to do all such other acts and execute all such other documents which said attorneys-in-fact may deem necessary or desirable.

  Dated this 19th day of December, 1994.

                                                    /s/ James E. Head
                                          _____________________________________